UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person AW Fields Acquisition, LLC, 1330 Avenue of the Americas, 36th Floor, New York, New York 10036

2. Date of Event Requiring Statement (Month/Day/Year) June 11, 2002

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

                            FIELDS TECHNOLOGIES, Inc.

                                      FLDT

5. Relationship of Reporting Person(s) to Issuer (Check all applicable) ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line) (X) Form filed by One Reporting Person ( ) Form filed by More than One Reporting Person

-----------------------------------------------------------------------------------------------------------------------------------|
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                               |11,666,667            |D               |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|

-----------------------------------------------------------------------------------------------------------------------------------|
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrant  to Purchase    |6/11/02  |3/27/05  |Common Stock           |11,666,667|$0.1725  |D            |                           |
Common Stock            |         |         |                       |          |         |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|


                          SIGNATURE OF REPORTING PERSON

                                 AW FIELDS ACQUISITION, LLC

                                       By: AWEE II, LLC, its Class 1 Member

                                       By: ANDERSEN, WEINROTH & CO., L.P.,
                                           its Class 1 Member

                                       By: A.W. & CO. GP  INC.,
                                           its General Partner

                                       By: /s/ Stephen D. Weinroth
                                           -----------------------
                                           Name: Stephen D. Weinroth
                                           Title: President

                                      DATE
                                  June 12, 2002

                                  End of Filing